EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Danskin, Inc. on Forms S-8 (Registration Nos. 33-89692, 33-53852 and 33-67644) of our report dated June 16, 1999 on our audits of the financial statements and supplemental schedules of Danskin, Inc. Savings Plan as of December 31, 1998 and 1997 and for the years then ended, which report is included in this Annual Report on Form 11-K.

/s/ Grant Thornton LLP
New York, New York
June 16, 1999
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Pursuant to the requirement of the Securities Exchange Act of 1934, the undersigned member of the Employee Benefits Committee has duly caused this annual report to be signed on behalf of the Danskin, Inc. Savings Plan by the undersigned thereunto duly authorized.

DANSKIN, INC. SAVINGS PLAN


By: /s/ Margie B. Pritchard
    --------------------------

   Margie B. Pritchard
   Chairperson of the Employee
     Benefits Committee

   Dated